Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 23, 2016, with respect to the consolidated financial statements included in the Annual Report of Active Power, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Active Power, Inc. on Forms S-3 (File No. 333-188242 and File No. 333-181054) and on Forms S-8 (File No. 333-43248, File No. 333-56122, File No. 333-104725, File No. 333-115039, File No. 333-123587, File No. 333-132792, File No. 333-144782, File No. 333-150481, File No. 333-157662, File No. 333-165217, File No. 333-167005, File No. 333-181948 and File No. 333-203750).
/s/ GRANT THORNTON LLP
Dallas, Texas
February 23, 2016